Exhibit 99.1

Selectis Health Reports Fourth Quarter and Year-End 2020 Financial Results

Greenwood Village, Colorado, March. 31, 2021 – Global Healthcare REIT, Inc. (Currently in a rebranding effort to Selectis Health, Inc.) (OTC: GBCS) ("Selectis" or the "Company") today reported net income for the fourth quarter of 2020 of $1.3 million, or $0.05 per diluted share, and $2.93 million, or $.11 per diluted share, for the full year 2020. Total revenue increased 202% to $20.93 million for the full year 2020 compared to $6.93 million for 2019.

FOURTH QUARTER HIGHLIGHTS

■	Record revenue of $5,626,471 in Q420 versus revenue of $2,051,382 in Q419, a growth rate of 174% year-over-year;
■	Net Income (loss) of $1,307,883 in Q420 versus net income of ($1,049,237) in Q419, a growth rate of 224% year-over-year;
■	Earnings (loss) per Share of $.05 per share in Q420 versus net income of ($.04) per share in Q419, a growth rate of 225% year-over-year;
■	Company’s Board of Directors approved the repurchase for redemption of 104,715 shares of common stock for $26,178 or $0.25 per share in a privately negotiated transaction. The redemption has been completed and the shares of common stock cancelled;
■	Implemented rebranding to Selectis Health;
■	Addition of new CFO, Brandon Thall;
■	Completion of the 29 Bed Acquisition of Fairland Family Care.

YEAR-END 2020 HIGHLIGHTS

■	Record revenue for the Year-End 2020 of $20,928,698 versus revenues of $6,929,988 in 2019, a growth rate of 202% year-over-year;
■	Net Income (Loss) of $2,925,820 for the Year-End 2020 versus net income of ($891,614) in 2019, a growth rate of 428% year-over-year;
■	Earnings (Loss) Per Share for the Year-End 2020 of $0.11 per share basic and diluted versus ($0.03) in 2019, a growth rate of 467%.
■	Net increase in cash of $2,986,760 to a cash balance of $3,979,303 including restricted cash for the fourth quarter, a 301% percent increase from Year-End 2019 of $992,513;
■	Court approved operations transfer agreement to the Company’s wholly owned subsidiary Global Eastman, LLC as the operator of the Dodge Eastman facility;
■	Company received a line of credit of $500,000 and a construction loan of $750,000 to be used for renovation and capital investment in its Park Place facility from Southern Bank. Both loans carry an interest rate of 4.75% on principal balance;
■	Company’s Board of Directors approved the repurchase for redemption of 548,146 total shares of common stock for $101,563 or at an average cost of $0.185 per share in privately negotiated transactions. The redemptions have been completed and the shares of common stock cancelled;

■	Purchased $402,000 of 13% mezzanine debt notes owed by Goodwill Hunting, LLC;
■	Purchase of 86 bed Quapaw Higher Call acquisition that the Company.

“2020 presented an unprecedented environment for our company. As we continue to transition towards our owner-operator model, we anticipate significant growth in the coming year. We ensured our residents had access to high quality care, we implemented innumerable special protocols for our residents, and we delivered growth and excellent financial results. I am also proud to announce that we produced record revenue growth and net income in the fourth quarter and for all of fiscal 2020 for our stakeholders,” said Lance Baller, CEO of Selectis Health. “For a majority of the year we were able to avoid much of the COVID exposure that many of our competitors experienced, however, in December, we did see an increase in cases in our facilities, as a result we anticipate a relatively flat first quarter of 2021, and as the pandemic continues into 2021, we are determined to remain vigilant in our efforts to deliver safe, effective care to our residents, to continue to increase our footprint of care facilities, and to continue to deliver strong financial performance across our portfolio. We are pleased with the foundation of revenue growth and profitability we laid for the Company in 2020. The successful rollout of Covid-19 vaccines is helping to provide a well-deserved tailwind to providers so far this year. We expect to capitalize on this trend and achieve improvements in both patient care and financial initiatives in 2021.”

Total Revenue

For the year ended December 31, 2020, total revenue increased 302% to $20.93 million, compared to $6.93 million for the comparable period in 2019. The higher total revenue reflects our focus on our transition of our business model.

Net Income

For the year ended December 31, 2020, net income was $2.93 million, or $0.11 per diluted share, compared to net loss of $(892 thousand), or a loss of ($0.03) per diluted share, for the full year 2019.

For the full year 2020, the Company’s EPS was $0.11 and normalized after-tax margin was 16.1%.

General and Administrative Expense Ratio

For the year ended December 31, 2020, the G&A ratio was 2.0% compared to 31.3% in 2019. The full year 2020 normalized G&A ratio was 10.2%. This improvement reflects disciplined cost management and the benefits of scale produced by the Company’s growth.

Balance Sheet

Cash and investments at the company amounted to $4.00 million as of December 31, 2020, compared to $1.02 million as of December 31, 2019.

In 2020, the Company’s Board of Directors approved the repurchase for redemption of 548,146 shares of common stock for $101,563 at an average cost of $0.1853 per share in privately negotiated transactions. The redemptions have been completed and the shares of common stock cancelled.

Cash Flow

Operating cash flow for the year ended December 31, 2020, amounted to $3.98 million, compared to $992.5 thousand for December 31, 2019, an increase of 301%. This is primarily due to strong operating results, cash flow timing in 2020, and the net impact of timing differences in governmental receivables and payables.

Conference Call

Management will host a conference call to discuss Selectis Health’s fourth quarter and year-end 2020 results at 11:00 a.m. Eastern Time on Wednesday, April 1, 2021. The number to call for the interactive teleconference is (877) 407-0789 and the confirmation number is 13718277. A telephonic replay of the call will be available after 2:00 p.m. Eastern Daylight Time on the same day through Thursday April 8, 2021., by dialing (844) 512-2921 and entering the confirmation number 13718277.

SUMMARY OF FOURTH QUARTER AND YEARD-END 2020 RESULTS

GLOBAL HEALTHCARE REIT, INC.
CONSOLIDATED BALANCE SHEETS
(AUDITED)

	December 31, 2020	December 31, 2019
ASSETS
Property and Equipment, Net	$38,238,367	$36,394,587
Cash and Cash Equivalents	3,567,437	641,215
Restricted Cash	410,866	351,298
Accounts Receivable, Net	1,931,569	1,188,100
Investments in Debt Securities	24,387	24,387
Intangible Assets	-	15,258
Goodwill	1,076,908	379,479
Prepaid Expenses and Other	682,949	883,839
Total Assets	$45,932,483	$39,878,163

LIABILITIES AND EQUITY
Liabilities
Debt, Net of discount of $452,593 and $493,353, respectively	$38,129,600	$36,954,184
Debt – Related Parties, Net of discount of $3,234 and $0, respectively	1,121,766	1,025,000
Accounts Payable and Accrued Liabilities	3,196,178	1,241,573
Accounts Payable – Related Parties	9,900	32,156
Dividends Payable	7,500	7,500
Derivative Liability	-	-
Lease Security Deposit	251,600	251,100
Total Liabilities	42,716,544	39,511,513
Commitments and Contingencies
Equity
Stockholders’ Equity
Preferred Stock:
Series A - No Dividends, $2.00 Stated Value, Non-Voting; 2,000,000 Shares Authorized, 200,500 Shares Issued and Outstanding	401,000	401,000
Series D - 8% Cumulative, Convertible, $1.00 Stated Value, Non-Voting; 1,000,000 Shares Authorized, 375,000 Shares Issued and Outstanding	375,000	375,000
Common Stock - $0.05 Par Value; 50,000,000 Shares Authorized, 26,866,379 and 27,441,040 Shares Issued and Outstanding at June 30, 2020 and December 31, 2019, respectively	1,343,319	1,372,052
Prepaid Stock Compensation	-	-
Additional Paid-In Capital	10,331,065	10,385,417
Accumulated Deficit	(9,036,400)	(11,962,220)
Total Global Healthcare REIT, Inc. Stockholders’ Equity	3,413,984	571,249
Noncontrolling Interests	(198,045)	(204,599)
Total Equity	3,215,939	366,650
Total Liabilities and Equity	$45,932,483	$39,878,163

GLOBAL HEALTHCARE REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(AUDITED)

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Revenue
Rental Revenue	$2,112,459	$3,267,644	$483,555	$478,424
Healthcare Revenue	18,816,239	3,662,344	5,142,916	1,572,958
Total Revenue	20,928,698	6,929,988	5,626,471	2,051,382
Expenses
General and Administrative	2,088,722	1,298,593	365,569	407,562
Property Taxes, Insurance and Other Operating	13,384,322	2,760,227	4,626,520	1,163,392
Provision for Bad Debt	292,529	155,833	62,730	155,833
Acquisition Costs	207,899	62,882	(2,047)	56,111
Depreciation	1,580,300	1,351,810	405,401	381,976
Total Expenses	17,553,772	5,629,345	5,458,173	2,164,874
Income (Loss) from Operations	3,374,926	1,300,643	168,298	(113,492)
Other (Income) Expense
Gain on Warrant Liability	-	(2,785)	-	-
(Gain) Loss on Extinguishment of Debt	(1,727,349)	-	(1,646,949)	-
(Gain) Loss on Sale of Investments	-	(1,069)	-	-
Gain on Proceeds from Insurance Claim	-	(158,161)	-	165,857
Loss on Write-Off of Note Receivable	-	250,000	-	250,000
Interest Income	(465)	(56,012)	-	(29,764)
Interest Expense	2,140,366	2,136,701	507,364	541,338
Total Other (Income) Expense	412,552	2,168,674	(1,139,585)	927,431
Net Income (Loss)	2,962,374	(868,031)	1,307,883	(1,040,923)
Net Loss Attributable to Noncontrolling Interests	(6,554)	6,417	(3,395)	(814)
Net Income (Loss) Attributable to Global Healthcare REIT, Inc.	2,955,820	(861,614)	1,304,488	(1,041,737)
Series D Preferred Dividends	(30,000)	(30,000)	(7,500)	(7,500)
Net Income (Loss) Attributable to Common Stockholders	$2,925,820	$(891,614)	$1,296,988	$(1,049,237)
Per Share Data:
Net Income (Loss) per Share Attributable to Common Stockholders:
Basic	$0.11	$(0.03)	$0.05	$(0.04)
Diluted	$0.11	$(0.03)	$0.05	$(0.04)
Weighted Average Common Shares Outstanding:
Basic	27,247,531	27,282,385	26,916,460	27,441,040
Diluted	27,630,031	27,282,385	27,298,960	27,441,040

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release and the Company’s accompanying oral remarks contain forward-looking statements regarding its 2021 guidance, as well as its plans, expectations, and the Company’s expectations regarding future developments. Actual results could differ materially due to numerous known and unknown risks as well as uncertainties. These risks and uncertainties are discussed under the headings “Forward-Looking Statements,” and “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and also in its Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020, and September 30, 2020, which are on file with the SEC. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, the Company can give no assurances that its forward-looking statements will prove to be accurate, or that any other results or developments projected or contemplated by its forward-looking statements will in fact occur, and the Company cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent the Company’s judgment as of the date of this release, except as otherwise required by law, the Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.

For Further Information Contact:

Brandon Thall

investors@selectis.com